EXHIBIT 10.20

SECURED PROMISSORY NOTE

$600,000

FOR VALUE RECEIVED, Heron Lake BioEnergy, LLC, a Minnesota limited liability company, (Borrower) promises to pay Federated Rural Electric Association, a Minnesota cooperative corporation (Lender), [1] the principal sum of Six Hundred Thousand and no/100 ($600,000) Dollars, with interest on the unpaid principal balance from the date of this Note, until paid, at the rate of zero percent (0.0%) per annum; and [2] an annual handling fee of 1 percent of the unpaid balance from time to time, payable on the anniversary date of the note.  All payments under and pursuant to this Note shall be payable at the offices of Federated Rural Electric Association., 77100 US Highway 71, PO Box 69, Jackson, MN 56143 or such other place as Lender may designate; and principal is payable in consecutive monthly installments of Six Thousand two Hundred fifty ($6,250.00) Dollars, on the 10th day of each month, beginning on October, 2009.  Such monthly installments of principal shall continue until the entire indebtedness evidenced by this Note is fully paid, except any remaining indebtedness, if not sooner paid, shall be due and payable not later than

This Note is issued pursuant to the terms of the resolution of the Lender’s Board of Directors dated December 28, 2007, and is secured by assets identified on the Security Agreement dated December 28, 2007 between Federated Rural Electric Association, and Heron Lake BioEnergy, LLC.  (This Secured Promissory Note, Loan Agreement, Legal Opinion, the Security Agreement, Certified Resolution and the Loan Amortization Schedule collectively may be referred to as the “Borrower Documents.”)

This Note shall be construed in accordance with the laws of the State of Minnesota and the Uniform Commercial Code (“UCC”) as adopted in Minnesota.  Borrower hereby irrevocably [1] submits to the jurisdiction of any Minnesota court over any action or proceeding brought by the Borrower, the Lender, or any holder of the Note arising out of or relating to the Borrower Documents, and [2] agrees that all claims with respect to such action or proceeding may be heard and determined in such Minnesota state court.

If any monthly installment under this Note is not paid when due and remains unpaid, the entire principal amount shall at once become due and payable at the option of the Note holder.  The Note holder may exercise this option to accelerate during any default by Borrower regardless of any prior forbearance, and any such prior forbearance shall not constitute a waiver.  If suit is brought to collect this Note, the Note holder shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to, reasonable attorney fees.

Borrower may prepay the principal amount outstanding in whole or in part without penalty or premium.  The Note holder may require that any partial prepayments be made on the date monthly installments are due and be in the amount of that part of one or more monthly installments which would be applicable to principal.  Any partial prepayment shall be applied against the principal amount outstanding and shall not change the amount of such installments, unless the Note holder shall otherwise agree in writing.

All makers, sureties, guarantors and endorsers hereby waive presentment, notice of dishonor, and protest hereof.  This Note shall be the joint and several obligations of all makers, sureties, guarantors, and endorsers, and shall be binding upon them and their successors and assigns.

Any notice to Borrower provided for in this Note shall be given by mailing such notice by first class mail addressed to Borrower at the property address stated below, or to such other address as Borrower may designate by notice to the Note holder, and shall constitute notice to Borrower and all guarantors as if individual notices have been affected.  Any notice to the Note holder shall be given by mailing such notice by certified mail, return receipt requested, to the Note holder at the address stated in the first paragraph of this Note, or at such other address as may have been designated by notice to Borrower.

Address:
Borrower:
Heron Lake BioEnergy, LLC
91246 390th Avenue, PO Box 198		Heron Lake BioEnergy, LLC
Heron Lake, MN 56137

/s/ Robert J. Ferguson
Dated	12/28/2007	By: Mr. Robert Ferguson
Its: President